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                                                                   EXHIBIT 10.13



                                   AGREEMENT


         THIS AGREEMENT (the "Agreement"), effective this 25th day of July, 1995, by and between INTERFACE, INC., a Georgia corporation (the "Company"),(and GORDON D. WHITENER (the "Executive").


                              W I T N E S S E T H:

         WHEREAS, the Company wishes to assure both itself and its key employees of continuity of management and objective judgment in the event of any Change in Control of the Company, and to induce its key employees to remain employed by the Company, and the Executive is a key employee of the Company and an integral part of its management; and

         WHEREAS, this Agreement is not intended to alter materially the compensation and benefits that the Executive reasonably could expect to receive in the absence of a Change in Control of the Company, and this Agreement accordingly will be operative only upon circumstances relating to a Change in Control of the Company, as set forth herein.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:


         I.      OPERATION OF AGREEMENT.

         This Agreement shall be effective immediately upon its execution by the parties hereto, but anything in this Agreement to the contrary notwithstanding, neither this Agreement nor any provision hereof shall be operative unless, during the term of this Agreement, there has been a Change in Control of the Company, as defined in Article III below. Immediately upon such an occurrence, all of the provisions hereof shall become operative.


         II.     TERM OF AGREEMENT.

         The term of this Agreement shall be for a rolling, two (2) year term commencing on the date hereof, and shall be deemed automatically (without further action by either the Company or the Executive) to extend each day for an additional day such that the remaining term of the Agreement shall continue to be two (2) years; provided, however, that on Executive's 63rd birthday this Agreement shall cease to extend automatically and, on such date, the remaining "term" of this Agreement shall be two (2) years; provided further, that the Company may, by notice to the Executive, cause this Agreement to cease to extend automatically and, upon such notice, the "Term" of this Agreement shall be two (2) years following such notice.
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         III.    DEFINITIONS.


         1. Base Amount -- The term "Base Amount" shall have the same meaning as ascribed to it under Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

         2. Board or Board of Directors -- The Board of Directors of Interface, Inc., or its successor.

         3. Cause -- The Term "Cause" as used herein shall mean: (i) any act that constitutes, on the part of the Executive, (A) fraud, dishonesty, gross negligence, or willful misconduct and (B) that directly results in material injury to the Company, or (ii) Executive's material breach of this Agreement, or (iii) Executive's conviction of a felony or crime involving moral turpitude. A termination of Executive for "Cause" based on clause (i) or (ii) of the preceding sentence shall take effect thirty (30) days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting cause to the reasonable satisfaction of the Company. A termination for Cause based on clause (iii) above shall take effect immediately upon giving of the termination notice.

         4. Change in Control -- The term "Change in Control" as used herein shall mean:

         (i) consummation of (A) a merger, consolidation or other business combination of the Company with any other "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity (or parent or affiliate thereof) outstanding immediately after such merger, consolidation or business combination, or (B) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

         (ii) the termination of the Voting Agreement, provided that such termination shall not constitute a Change in Control for so long as Ray C. Anderson remains satisfied with the membership of a majority of the Board; or

         (iii)   the death of Ray C. Anderson; or

         (iv) if the Company's Class B Common Stock has all been converted to Class A Common Stock or otherwise ceased to exist, provided such conversion shall not constitute a Change in Control so long as Ray C. Anderson remains satisfied with the membership of a majority of the Board.


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         5.      Disability -- The term "Disability" shall mean the Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months.

         6. Excess Severance Payment -- The term "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(1) of the Code.

         7. Severance Payment -- The term "Severance Payment" shall have the same meaning as the term "parachute payment" defined in Section 280G(b)(2) of the Code.

         8. Present Value -- The term "Present Value" shall have the same meaning as provided in Section 280G(d)(4) of the Code.

         9. Reasonable Compensation -- The term "Reasonable Compensation" shall have the same meaning as provided in Section 280G(b)(4) of the Code.

         10. Retirement Plan -- The term "Retirement Plan" shall mean the Interface Flooring Systems, Inc. Retirement Plan and Trust, as it may be amended, or a successor or replacement plan to such Retirement Plan.

         11. Voting Agreement -- The term "Voting Agreement" shall mean the agreement, dated April 13, 1993, among certain holders of the Company's Class B Common Stock that provides that their shares will be voted as a block, as it may be amended.


         IV.     BENEFITS UPON TERMINATION FOLLOWlNG A CHANGE IN CONTROL.

         1. Termination -- If a Change in Control occurs during the term of this Agreement and the Executive's employment is terminated (i) within twenty-four (24) months following the date of the Change in Control, or (ii) within six (6) months prior to the date of the Change in Control and is related to such Change in Control, and in either case (i) or (ii) such termination is a result of Involuntary Termination or Voluntary Termination, as defined below, then the benefits described in Section 2 below shall be paid or provided to the
Executive:

         (a) Involuntary Termination -- For purposes hereof, "Involuntary Termination" shall mean termination of employment that is involuntary on the part of the Executive and that occurs for reasons other than for Cause, Disability, the voluntary election of the Executive to retire (including early retirement) within the meaning of the Company's Retirement Plan, or death.

         (b) Voluntary Termination -- For purposes hereof, "Voluntary Termination" shall mean termination of employment that is voluntary on the part of the Executive, and, in the judgment of the Executive, is due to (i) a reduction of the Executive's responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to the Executive of any duties inconsistent with his title, duties or responsibilities in effect within the year prior to the Change in Control; (ii) a



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         reduction in the Executive's compensation or benefits, or (iii) a
         Company-required involuntary relocation of Executive's place of residence or a significant increase in the Executive's travel requirements. A termination shall not be considered voluntary within the meaning of this Agreement if such termination is the result of Cause, Disability, a voluntary election to retire (including early retirement) within the meaning of the Company's Retirement Plan, or death of the Executive; provided, however, the fact that Executive is eligible for retirement (including early retirement) under the Retirement Plan at the time of his termination due to the reasons in
         (b)(i), (ii) or (iii) above shall not make him ineligible to receive benefits under this Agreement.

         2. Benefits to be Provided -- If the Executive becomes eligible for benefits under Section 1 above, the Company shall pay or provide to Executive the compensation and benefits set forth in this Section 2; provided, however, that the compensation and benefits to be paid or provided pursuant to paragraphs (a), (b), (c), (d) and (e) of this Section 2 shall be reduced to the extent that the Executive receives or is entitled to receive upon his termination the compensation and benefits (but only to the extent he actually receives such compensation and benefits) described in paragraphs (a), (b), (c),
(d) and (e) of this Section 2 pursuant to the terms of an employment agreement with the Company or as a result of a breach by the Company of the employment agreement; and provided, however, that notwithstanding contrary provisions in the employment agreement, to the extent benefits are actually paid or provided under this Agreement, the benefits shall be provided in lump sum payments where specified in paragraphs (a), (b), and (d) below.

         (a) Salary -- The Executive will continue to receive his current salary (subject to withholding of all applicable taxes and any amounts referred to in Section 2(c) below) for a period of twenty-four (24) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value (as defined in Section III.8) on the date Executive's employment is terminated. For purposes hereof, the Executive's "current salary" shall be the highest rate in effect during the six-month period prior to the Executive's termination.

         (b) Bonuses and Incentives -- The Executive shall receive bonus payments from the Company for the twenty-four (24) months following the month in which his employment is terminated in an amount for each month equal to one-twelfth of the average ("Average Bonus") of the bonuses paid to him for the two calendar years immediately preceding the year in which such termination occurs. Executive shall also receive a prorated bonus for the year in which he terminates equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days. Any bonus amounts that the Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision; provided, that if the amount of the bonus for such prior year has not yet been determined, the bonus shall be an amount not less than the Average Bonus. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment; provided,


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         further, that the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made and discounting them to their Present Value (as defined in Section III.8) on the date Executive's employment is terminated.

         (c) Health and Life Insurance Coverage -- The health and life insurance benefits coverage (including any executive medical plan) provided to the Executive at his date of termination shall be continued by the Company at its expense at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverages if the Executive retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date twenty-four (24) months from the date of such termination. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive, the Company will arrange for other coverage at its expense providing substantially similar benefits. The coverages provided for in this Section shall be applied against and reduce the period for which COBRA will be provided. If the Executive is covered by a split-dollar or similar life insurance program at the date of termination, he shall have the option in his sole discretion to have such policy transferred to him upon termination, provided that the Company is paid for its interest in the policy upon such transfer.

         (d) Employee Retirement Plans -- To the extent permitted by the applicable plan, the Executive will be entitled to continue to participate, consistent with past practices, in the tax-qualified employee retirement plans maintained by the Company in effect as of his date of termination, including, to the extent such plans are still maintained by the Company, the Retirement Plan and the Interface, Inc. (or Interface Flooring Systems, Inc.) Savings Investment Plan and Trust, or successor plans ("Savings Plan"). The Executive's participation in such retirement plans shall continue for a period of twenty-four (24) months from the date of termination of his employment (at which point he will be considered to have terminated employment within the meaning of the plans) and the compensation payable to the Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation when computing benefits under the plans. For purposes of the Savings Plan, the Executive will be credited with an amount equal to the Company's contribution to the Plan, assuming Executive had participated in such Plan at the maximum permissible contribution level. The Executive shall also be considered fully vested under such plans. If continued participation in any plan is not permitted or if Executive's benefits are not fully vested, the Company shall pay to the Executive and, if applicable, his beneficiary, a supplemental benefit equal to the present value on the date of termination of employment (calculated as provided in the plan) of the excess of (i) the benefit the Executive would have been paid under such plan if he had continued to be covered for the 24-month period (less any amounts he would have been required to contribute) and been treated as fully vested, over (ii) the benefit actually payable under such plan. The Company shall pay such additional benefits (if any) in a lump sum.



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         (e)     Stock Options -- As of Executive's date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Key Employee Stock Option Plan (1993), the Interface, Inc. Offshore Stock Option Plan and the Interface Flooring Systems, Inc. Key Employee Stock Option Plan shall become 100% vested and immediately exercisable. The provisions of this subsection (e) shall constitute an amendment of the Executive's stock option agreements under the Stock Option Plans.

         (f) Salary Continuation Agreement -- On his date of termination, the Executive shall be entitled to a benefit equal to the greater of:

                 (i) the benefit he is entitled to under his Salary Continuation Agreement, payable in accordance with the terms of such agreement; or

                 (ii) a fully vested benefit computed in the same manner as his benefit under his Salary Continuation Agreement commencing at age 65 equal to 2.67% of his average compensation (as defined in the Salary Continuation Agreement) multiplied by his years of employment (as determined under the Salary Continuation Agreement). The benefit under this section cannot exceed 40% of the Executive's average compensation. The benefit shall be payable commencing at age 65 in the same manner and over the same period as provided in the Salary Continuation Agreement, provided that the Executive may elect to commence his benefit at any time after he attains age 55, in which event the Executive's benefit shall be reduced 5% for each year (prorated for partial years) prior to age 65 that his benefit commences.

         (g) Effect of Lump Sum Payment -- The lump sum payment under (a) or (b) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in (c) and (d) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments without reduction for their Present Value over a period of twenty-four (24) months.


         V.      LIMITATION OF BENEFITS.

         1. Limitation of Amount -- Notwithstanding anything in this Agreement to the contrary, if any of the compensation or benefits payable, or to be provided, to the Executive by the Company under this Agreement are treated as Excess Severance Payments (whether alone or in conjunction with payments or benefits outside of this Agreement), the compensation and benefits provided under this Agreement shall be modified or reduced in the manner provided in Section 2 below to the extent necessary so that the compensation and benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any compensation or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation. The calculations under this Section V.1 shall be made by the Company's independent accountants within thirty (30) days of the Executive's termination of


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employment; provided, however, if the Executive disputes such accountants'
calculations, the dispute shall be resolved in accordance with Section VI.5.

         2. Modification of Amount -- In the event that the amount of any Severance Payments which would be payable to or for the benefit of the Executive under this Agreement must be modified or reduced to comply with this Article, the Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment shall be made without the consent of the Company.

         3. Avoidance of Penalty Taxes -- This Article shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement. In connection with any Internal Revenue Service examination, audit or other inquiry, the Company and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) that the compensation and benefits provided under this Agreement do not result in the payment of Excess Severance Payments.

         4. Additional Limitation -- In addition to the limits otherwise provided in this Article, to the extent permitted by law the Executive may in his sole discretion elect to reduce (or change the timing of) any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on the Executive under Section 4999 of the Code or otherwise reduce or delay liability for taxes owed under the Code.

         VI.     MISCELLANEOUS.

         1. Notices -- Any notice to a party required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered and shall be hand delivered, sent by facsimile transmission with request for confirmation of receipt, or mailed registered or certified mail (return receipt requested), to such party at such party's address as specified below, or at such other address as such party shall specify by notice to the other.

         If to the Company, to Interface, Inc., 2859 Paces Ferry Road, Suite 2000, Atlanta, Georgia 30339, Attn: Chairman of the Board with a copy to General Counsel at that address.

         If to the Executive, to his last address shown on the records of the Company. The Executive shall be responsible for providing the Company with a current address.

         2. Assignment -- This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Executive, his beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall obtain the assumption of this Agreement by such


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successor. If Executive shall die while any amount would still be payable to
Executive hereunder (other than amounts which, by their terms, terminate upon the death of Executive) if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Executive's estate.

         3. No Obligation to Fund -- The agreement of the Company (or its successor) to make payments to the Executive hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

         4. Applicable Law -- This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

         5. Arbitration of Disputes: Expenses -- All claims by Executive for compensation and benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Atlanta, Georgia, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitration award shall be final and binding upon the parties and judgment upon the award may be entered in any court having jurisdiction. In the event the Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through settlement, arbitration or otherwise, the Company shall promptly pay Executive's reasonable legal fees and expenses incurred in enforcing this Agreement and the fees of the arbitrator. Except to the extent provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute, provided that the fee for the arbitrator shall be shared equally.

         6. Conversion To Employment Agreement -- The Company reserves the right at any time in its sole discretion to convert all or any part of its obligations under this Agreement and restate them in an employment agreement with the Executive, provided that such employment agreement provides compensation and benefits to the Executive upon the basis and for the reasons stated in this Agreement that are substantially identical to the compensation and benefits provided under this Agreement.

         7. Amendment -- This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

         8. Severability -- If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.


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         9.      Other Benefits -- Nothing in this Agreement shall limit or replace the compensation or benefits payable to Executive, or otherwise adversely affect Executive's rights, under any other benefit plan, program or agreement to which Executive is a party.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Executive has hereunder set his hand, as of the date first above written.

                                INTERFACE, INC.


                                By: /s/ Ray C. Anderson
                                    ------------------------
                                    Ray C. Anderson


                                Title: Chairman and Chief Executive Officer



(Corporate Seal)


Attest: /s/ David W. Porter
        --------------------
         Secretary





                                EXECUTIVE


                                /s/ Gordon D. Whitener
                                ----------------------------
                                Gordon D. Whitener





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